AUTODESK, INC. (ADSK)
FIRST QUARTER FISCAL 2019 EARNINGS ANNOUNCEMENT
MAY 24, 2018
PREPARED REMARKS

Autodesk posts its prepared remarks and press release to its IR website to provide shareholders and analysts with additional detail to analyze results prior to its quarterly conference call. The call begins today, May 24, 2018 at 2:00 p.m. PT (5:00 p.m. ET) and will include only brief comments followed by Q&A.

To access the broadcast of the Q&A session, visit the IR section of our website at www.autodesk.com/investor. A reconciliation of GAAP and non-GAAP results is provided in the tables following these prepared remarks.

Adoption of ASC 606
Starting the first quarter of fiscal 2019, Autodesk reports its results under two new accounting standards. Revenue is now reported under Accounting Standard Codification ("ASC") 606 and sales commissions are now reported under ASC 340-40. We did not recast historical information as we elected to use the modified retrospective transition method. These new standards did not result in a change in timing or amount of revenue recognized for the majority of our maintenance and subscription offerings. However, we are required to capitalize and amortize sales commissions under the new standards. ASC 606 and ASC 340-40 do not affect cash flows or subscriptions.

First Quarter Fiscal 2019 Overview (1)

	1Q 2019 under ASC 606	1Q 2019 under ASC 605	Total Y/Y change, as reported (2)	Total Y/Y change under ASC 605 (3)	Management Comments

Subscription plan ARR	$1,402	$1,427	103%	106%	Driven by growth in all subscription plan types, led by product subscriptions.
Maintenance plan ARR	$725	$746	(31)%	(29)%	Driven by the migration of maintenance plan subscriptions to product subscriptions.
Total ARR	$2,126	$2,173	22%	25%

Revenue	$560	$574	15%	18%	Driven by growth in subscription plan revenue, led by product subscription revenue.
GAAP spend	$615	$602	2%	(1)%	Driven by restructuring costs, partially offset by lower costs of revenue.
Non-GAAP spend	$531	$518	1%	(1)%	Driven by one-time adjustment related to the adoption of ASC 340-40, offset by lower employee-related costs.
GAAP diluted net loss per share	$(0.38)	$(0.27)	(36)%	(54)%
Non-GAAP diluted net income per share	$0.06	$0.16	138%	200%
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(1) For definitions, please view the Glossary of Terms later in this document.
(2) Reflects 1Q 2019 under ASC 606 compared to 1Q 2018 under ASC 605.
(3) Reflects 1Q 2019 under ASC 605 compared to 1Q 2018 under ASC 605.

Annualized Recurring Revenue (ARR) Review

(in millions) (1) (2)	ARR Under ASC 605				Under ASC 606 1Q 2019	Under ASC 605 1Q 2019	Total Y/Y change, as reported (3)	Total Y/Y change under ASC 605 (4)
	1Q 2018	2Q 2018	3Q 2018	4Q 2018
Subscription plan ARR	$692	$784	$924	$1,175	$1,402	$1,427	103%	106%
Maintenance plan ARR	1,052	1,046	978	879	725	746	(31)%	(29)%
Total ARR	$1,744	$1,830	$1,902	$2,054	$2,126	$2,173	22%	25%

Recurring revenue	$436	$457	$476	$514	$532	$543
Recurring revenue as a percentage of total revenue	90%	91%	92%	93%	95%	95%
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(1) Totals may not agree with the sum of the components due to rounding.
(2) For definitions, please view the Glossary of Terms later in this document.
(3) Reflects 1Q 2019 under ASC 606 compared to 1Q 2018 under ASC 605.
(4) Reflects 1Q 2019 under ASC 605 compared to 1Q 2018 under ASC 605.

Subscription plan ARR was $1.40 billion and increased 103 percent compared to the first quarter last year as reported, and 101 percent on a constant currency basis. Subscription plan ARR includes $273 million related to the maintenance-to-subscription (M2S) program. Year-over-year growth in subscription plan ARR was primarily driven by growth in all subscription plan types, led by product subscription (including the M2S program), and new product subscriptions. On a sequential basis, subscription plan ARR increased 19 percent as reported, and 18 percent on a constant currency basis.  Sequential growth in subscription plan ARR was primarily driven by the M2S program and growth in new product subscriptions.

Maintenance plan ARR was $725 million and decreased 31 percent compared to the first quarter last year as reported, and on a constant currency basis. On a sequential basis, maintenance plan ARR decreased 18 percent as reported, and 17 percent on a constant currency basis. Both the year-over-year and sequential decline in maintenance plan ARR were primarily driven by the migration of maintenance plan subscriptions to product subscriptions with the M2S program.

Total ARR for the first quarter increased 22 percent to $2.13 billion compared to the first quarter last year as reported, and on a constant currency basis. On a sequential basis, total ARR increased 4 percent as reported, and 3 percent on a constant currency basis. Both the year-over-year and sequential growth in total ARR were driven by growth in all subscription plan types, led by product subscription, partially offset by a decrease in maintenance plan ARR.

Core business ARR, which represents ARR from the combination of maintenance, product, and EBA subscriptions, was $2.06 billion and increased 22 percent compared to the first quarter last year and 4 percent sequentially.

Recurring revenue was 95 percent of total revenue compared to 90 percent of total revenue in the first quarter last year.

Under ASC 605

•	Subscription plan ARR was $1.43 billion and increased 106 percent year-over-year and 21 percent sequentially.

•	Maintenance plan ARR was $746 million and decreased 29 percent year-over-year and 15 percent sequentially.

•	Total ARR was $2.17 billion and increased 25 percent year-over-year and 6 percent sequentially.

•	Core business ARR was $2.10 billion and increased 25 percent year-over-year and 6 percent sequentially.

Subscription Review

(in thousands) (1) (2)	1Q 2018	2Q 2018	3Q 2018	4Q 2018	1Q 2019
Subscription plan subscriptions	1,320	1,589	1,896	2,267	2,574
Maintenance plan subscriptions	1,971	1,854	1,693	1,449	1,243
Total subscriptions	3,291	3,443	3,589	3,716	3,817
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(1) Prior periods have been adjusted to conform with the current presentation.
(2) For definitions, please view the Glossary of Terms later in this document.

Subscription plan subscriptions were 2.57 million, a net increase of 307,000 from the fourth quarter of last year. Growth in subscription plan subscriptions was driven by growth in all subscription plan types, led by product subscription. Subscription plan subscriptions benefited from 154,000 maintenance subscribers that converted to product subscription under the M2S program, as well as a promotion aimed at converting legacy non-subscribers, which added approximately 24,000 product subscriptions.

Maintenance plan subscriptions were 1.24 million, a net decrease of 206,000 from the fourth quarter of last year. Maintenance plan subscriptions decreased primarily as a result of the M2S program in which 154,000 maintenance subscriptions converted to product subscription. The net decrease was expected and we will continue to see ongoing declines in maintenance plan subscriptions going forward. The rate of decline will vary based on the number of subscriptions that come up for renewal, the renewal rate, and the number of customers that participate in the M2S program.

Total subscriptions were 3.82 million, a net increase of 526,000, or 16 percent compared to the first quarter last year and 101,000, or 3 percent sequentially.

Core business subscriptions, which represent subscriptions from the combination of maintenance, product, and EBA subscriptions, were 3.37 million, and increased 12 percent compared to the first quarter last year and 3 percent sequentially.

Annualized Revenue Per Subscription (ARPS) Review

	ARPS Under ASC 605				Under ASC 606 1Q 2019	Under ASC 605 1Q 2019	Total Y/Y change, as reported (2)	Total Y/Y change under ASC 605 (3)
(1)	1Q 2018	2Q 2018	3Q 2018	4Q 2018
Subscription plan ARPS	$524	$493	$487	$518	$544	$554	4%	6%
Maintenance plan ARPS	534	564	577	607	583	601	9%	13%
Total ARPS	$530	$531	$530	$553	$557	$569	5%	7%
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(1) For definitions, please view the Glossary of Terms later in this document.
(2) Reflects 1Q 2019 under ASC 606 compared to 1Q 2018 under ASC 605.
(3) Reflects 1Q 2019 under ASC 605 compared to 1Q 2018 under ASC 605.

Our ARPS is currently, and will continue to be, affected by various factors including the maintenance-to-subscription (M2S) program, geography and product mix, promotions, sales linearity within a quarter, pricing changes, and foreign currency. We expect to see ARPS fluctuate up or down on a quarterly basis. As we progress on our business model transition, we expect all of the impacts of these factors to stabilize.

Subscription plan ARPS was $544 and increased $20 compared to the first quarter last year. On a sequential basis, subscription plan ARPS increased $26. Both the year-over-year and the sequential increase in subscription plan ARPS were primarily driven by product subscription ARPS, partially offset by a decline in cloud ARPS. When adjusted for the impact of the M2S program, subscription plan ARPS would have been $543, an increase of $11 sequentially.

Maintenance plan ARPS was $583 and increased $49 compared to the first quarter last year primarily driven by the M2S program. Maintenance plan ARPS decreased $24 on a sequential basis primarily driven by the linearity of customer participation in the M2S program (customers migrated sooner in Q1FY19 relative to Q4FY18). When adjusted for the impact of the M2S program, maintenance plan ARPS would have been $574, a decrease of $2 sequentially.

Total ARPS was $557 an increase of $27 compared to the first quarter last year. On a sequential basis, total ARPS increased $4. Both the year-over-year and sequential increase in total ARPS were primarily driven by growth in subscription plan ARPS.

Core business ARPS, which represents ARPS from the combination of maintenance, product, and EBA subscriptions, was $611 and increased $50 compared to the first quarter last year, and $7 sequentially.

Under ASC 605

•	Subscription plan ARPS was $554 and increased $30 year-over-year and $36 sequentially.

•	Maintenance plan ARPS was $601 and increased $67 year-over-year and decreased $6 sequentially.

•	Total ARPS was $569 and increased $39 year-over-year and $16 sequentially.

•	Core ARPS was $624 and increased $63 year-over-year and $20 sequentially.

Billings Review (1)
Billings for the first quarter were $411 million, a decrease of 18 percent compared to the first quarter last year driven primarily by the initial impact of the adoption of ASC 606. Under ASC 605, billings were $561 million, an increase of 12 percent compared to the first quarter last year driven primarily by growth in subscription plan billings, led by product subscription. The adoption of ASC 606 does not impact cash flow.
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(1) For definitions, please view the Glossary of Terms later in this document.

Revenue Review

	Revenue Under ASC 605				Under ASC 606 1Q 2019	Under ASC 605 1Q 2019	Total Y/Y change, as reported (4)	Total Y/Y change under ASC 605 (5)
(in millions) (1) (2)	1Q 2018	2Q 2018	3Q 2018	4Q 2018
Subscription revenue	$173	$196	$231	$294	$350	$357	102%	106%
Maintenance revenue	264	262	244	220	181	187	(31)%	(29)%
Other revenue (3)	49	44	40	40	28	30	(42)%	(38)%
Total net revenue	$486	$502	$515	$554	$560	$574	15%	18%

Direct Revenue	30%	29%	30%	30%	29%
Indirect Revenue	70%	71%	70%	70%	71%
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(1) Totals may not agree with the sum of the components due to rounding.
(2) For definitions, please view the Glossary of Terms later in this document.
(3) Previously called "License and Other Revenue."
(4) Reflects 1Q 2019 under ASC 606 compared to 1Q 2018 under ASC 605.
(5) Reflects 1Q 2019 under ASC 605 compared to 1Q 2018 under ASC 605.

Subscription revenue for the first quarter was $350 million, a 102 percent increase compared to the first quarter last year as reported, and 100 percent on a constant currency basis, primarily related to growth in subscription plan revenue, led by product subscription revenue.

Maintenance revenue for the first quarter was $181 million, a 31 percent decrease compared to the first quarter last year as reported, and on a constant currency basis, primarily related to migration of maintenance plan subscriptions to subscription plan.

Other revenue for the first quarter was $28 million, a 42 percent decrease compared to the first quarter last year as reported, and 43 percent on a constant currency basis, primarily related to a decrease in remaining perpetual license revenue.

Total net revenue for the first quarter was $560 million, a 15 percent increase compared to the first quarter last year as reported, and on a constant currency basis.

Under ASC 605

•	Subscription revenue for the first quarter was $357 million and increased 106 percent year-over-year and 21 percent sequentially.

•	Maintenance revenue for the first quarter was $187 million and decreased 29 percent year-over-year and 15 percent sequentially.

•	Other revenue for the first quarter was $30 million and decreased 38 percent year-over-year and 25 percent sequentially.

•	Total revenue for the first quarter was $574 million and increased 18 percent year-over-year and 4 percent sequentially.

Revenue by Geography

	Revenue by Geography Under ASC 605				Under ASC 606 1Q 2019	Under ASC 605 1Q 2019	Total Y/Y change, as reported (2)	Total Y/Y change under ASC 605 (3)
(in millions) (1)	1Q 2018	2Q 2018	3Q 2018	4Q 2018
Americas	$210	$214	$215	$232	$234	$238	11%	13%
EMEA	$190	$199	$205	$221	$221	$229	16%	21%
Asia Pacific	$86	$89	$95	$100	$106	$107	23%	25%

Emerging Economies	$51	$54	$58	$64	$65	$67	28%	32%
Emerging as a percentage of Total Revenue	10%	11%	11%	12%	12%	12%
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(1) Totals may not agree with the sum of the components due to rounding.
(2) Reflects 1Q 2019 under ASC 606 compared to 1Q 2018 under ASC 605.
(3) Reflects 1Q 2019 under ASC 605 compared to 1Q 2018 under ASC 605.

Revenue in the Americas was $234 million, an increase of 11 percent compared to the first quarter last year as reported.

Revenue in EMEA was $221 million, an increase of 16 percent compared to the first quarter last year as reported, and on a constant currency basis.

Revenue in APAC was $106 million, an increase of 23 percent compared to the first quarter last year as reported, and 22 percent on a constant currency basis.

Revenue from emerging economies was $65 million, an increase of 28 percent compared to the first quarter last year as reported, and 27 percent on a constant currency basis. As a matter of reference, none of the individual BRIC countries currently represent more than 3 percent of total revenue.

Under ASC 605

•	Revenue in the Americas was $238 million, an increase of 13 percent compared to the first quarter last year.

•	Revenue in EMEA was $229 million, an increase of 21 percent compared to the first quarter last year.

•	Revenue in APAC was $107 million, an increase of 25 percent compared to the first quarter last year.

•	Revenue in emerging economies was $67 million and increased 32 percent compared to the first quarter last year.

Revenue by Product Family

	Revenue by Product Family Under ASC 605				Under ASC 606 1Q 2019	Under ASC 605 1Q 2019	Total Y/Y change, as reported (3)	Total Y/Y change under ASC 605 (4)
(in millions) (1) (2)	1Q 2018	2Q 2018	3Q 2018	4Q 2018
Architecture, Engineering and Construction (AEC)	$186	$190	$195	$217	$222	$228	19%	23%
AutoCAD Product Family and AutoCAD LT	$129	$136	$143	$154	$156	$160	21%	24%
Manufacturing	$128	$132	$132	$136	$135	$139	6%	8%
Media and Entertainment (M&E)	$37	$38	$38	$40	$42	$42	15%	14%
Other	$6	$6	$8	$7	$5	$5	(12)%	(17)%
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(1)	Due to rounding, the sum of the components may not agree to total revenue.

(2)
Due to changes in the go-to-market offerings of our AutoCAD product subscription, prior period balances have been adjusted to conform to current period presentation. AutoCAD product family now contains revenue from all AutoCAD vertical products, such as AutoCAD Architecture, AutoCAD Electrical, and AutoCAD Mechanical.

(3)	Reflects 1Q 2019 under ASC 606 compared to 1Q 2018 under ASC 605.

(4)	Reflects 1Q 2019 under ASC 605 compared to 1Q 2018 under ASC 605.

Revenue from our AEC product family was $222 million, an increase of 19 percent compared to the first quarter last year.

Revenue from our AutoCAD product family and AutoCAD LT was $156 million, an increase of 21 percent compared to the first quarter last year.

Revenue from our Manufacturing product family was $135 million, an increase of 6 percent compared to the first quarter last year.

Revenue from our M&E product family was $42 million, an increase of 15 percent compared to the first quarter last year.

Under ASC 605

•	Revenue from our AEC product family was $228 million and increased 23 percent year-over-year and 5 percent sequentially.

•	Revenue from our AutoCAD product family and AutoCAD LT was $160 million and increased 24 percent year-over-year and 4 percent sequentially.

•	Revenue from our Manufacturing product family was $139 million and increased 8 percent year-over-year and 2 percent sequentially.

•	Revenue from our M&E product family was $42 million and increased 14 percent year-over-year and 5 percent sequentially.

Foreign Currency Impact

	Under ASC 605				Under ASC 606
(in millions)	1Q 2018	2Q 2018	3Q 2018	4Q 2018	1Q 2019 (1)
Year-on-Year FX (Impact) Benefit on Total ARR	$(20)	$(18)	$(11)	$(1)	$9

Year-on-Year FX (Impact) Benefit on Total Revenue	$(6)	$(5)	$(3)	$0	$3
Year-on-Year FX Benefit (Impact) on Cost of Revenue and Operating Expenses	$4	$4	$(3)	$(12)	$(10)
Year-on-Year FX Impact on Operating Income	$(2)	$(1)	$(6)	$(12)	$(7)
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(1)	1Q19's year-on-year compares 1Q18 under ASC 605 and 1Q19 under ASC 606. As noted earlier, we adopted ASC 606 under the modified retrospective transition method.

The year-on-year foreign currency impact represents the U.S. Dollar impact of changes in foreign currency exchange rates on our financial results as well as the impact of gains and losses from our hedging program.

Compared to the first quarter of last year, the impact of foreign currency exchange rates and hedging was $9 million favorable on total ARR.

Compared to the first quarter of last year, the impact of foreign currency exchange rates, including the impact of our hedging program, was $3 million favorable on revenue and $10 million unfavorable on cost of revenue and operating expenses.

Cash Review and Balance Sheet Items

(in millions)	1Q 2018	2Q 2018	3Q 2018	4Q 2018	1Q 2019
Cash Flow from Operating Activities	$45	$(73)	$(51)	$79	$(17)
Capital Expenditures	$9	$18	$13	$11	$17
Free Cash Flow (1) (2)	$37	$(90)	$(64)	$68	$(34)

Depreciation, Amortization and Accretion	$28	$28	$25	$27	$24

Total Cash and Marketable Securities	$2,076	$1,944	$1,718	$1,514	$1,464
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(1) Free cash flow = cash flow from operating activities - capital expenditures.
(2) Totals may not agree with the sum of the components due to rounding.

Cash flow from operating activities during the first quarter was $(17) million, a decrease of $62 million compared to the first quarter last year. The year-over-year decrease is primarily related to restructuring costs and a decrease in cash collections from billings in the previous quarter.

Free cash flow for the first quarter was $(34) million, a decrease of $71 million compared to the first quarter last year. The year-over-year decrease is primarily related to lower cash flow from operating activities and higher capital expenditures.

Total cash and investments at the end of the first quarter was approximately $1.46 billion. Total debt at the end of the first quarter was $1.59 billion.

During the first quarter, Autodesk used $21 million to repurchase approximately 0.2 million shares of common stock at an average repurchase price of $113.31 per share. Through this stock repurchase program, Autodesk remains committed to managing dilution and reducing shares outstanding over time.

Deferred revenue

	Deferred Revenue Under ASC 605				Under ASC 606 1Q 2019	Under ASC 605 1Q 2019	Total Y/Y change, as reported (2)	Total Y/Y change under ASC 605 (3)
(in millions) (1)	1Q 2018	2Q 2018	3Q 2018	4Q 2018
Deferred Revenue	$1,802	$1,776	$1,764	$1,955	$1,806	$1,943	—%	8%
Unbilled Deferred Revenue (4)	$30	$63	$148	$326	$412	$337	1,272%	1,022%
Total Deferred Revenue	$1,832	$1,839	$1,912	$2,281	$2,218	$2,279	21%	24%
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(1) For definitions, please view the Glossary of Terms later in this document.
(2) Reflects 1Q 2019 under ASC 606 compared to 1Q 2018 under ASC 605.
(3) Reflects 1Q 2019 under ASC 605 compared to 1Q 2018 under ASC 605.
(4) The adoption of ASC 606 required a change to the definition of unbilled deferred revenue. Unbilled deferred revenue represents contractually stated or committed orders under early renewal and multi-year billing plans for subscription, services, license and maintenance for which the associated deferred revenue has not been recognized. Under ASC 606, unbilled deferred revenue is not included as a receivable or deferred revenue on our Consolidated Balance Sheet.

Deferred revenue was $1.81 billion, flat compared to the first quarter last year.  Unbilled deferred revenue was $412 million, an increase of $85 million compared to the fourth quarter of fiscal 2018. The sequential increase is related primarily to the adoption of ASC 606 and the increase in annual billing terms for multi-year EBA contracts. Total deferred revenue (deferred revenue plus unbilled deferred revenue) was $2.22 billion, an increase of approximately 21 percent compared to the first quarter last year.

Under ASC 605

•	Deferred revenue was $1.94 billion and increased 8 percent year-over-year and decreased 1 percent sequentially.

•	Total deferred revenue was $2.28 billion and increased 24 percent year-over-year.

Margins and EPS Review (1)

	Margins and EPS Under ASC 605				Under ASC 606 1Q 2019	Under ASC 605 1Q 2019	Total Y/Y change, as reported (3)	Total Y/Y change under ASC 605 (4)
	1Q 2018	2Q 2018	3Q 2018	4Q 2018
Gross Margin
Gross Margin - GAAP	84%	85%	85%	87%	88%	88%
Gross Margin - Non-GAAP	86%	87%	86%	88%	89%	90%

Operating Expenses (in millions)
Operating Expenses - GAAP	$527	$535	$538	$663	$548	$535	4%	1%
Operating Expenses - Non-GAAP	$456	$464	$472	$506	$471	$458	3%	flat

Total Spend (in millions)
Total Spend - GAAP	$605	$609	$615	$736	$615	$602	2%	(1)%
Total Spend - Non-GAAP	$525	$531	$542	$571	$531	$518	1%	(1)%

Operating Margin
Operating Margin - GAAP	(25)%	(21)%	(19)%	(33)%	(10)%	(5)%
Operating Margin - Non-GAAP	(8)%	(6)%	(5)%	(3)%	5%	10%

Earnings Per Share
Basic and Diluted Net Loss Per Share - GAAP	$(0.59)	$(0.66)	$(0.55)	$(0.79)	$(0.38)	$(0.27)
Basic Net (Loss) Income Per Share - Non-GAAP	$(0.16)	$(0.11)	$(0.12)	$(0.09)	$0.07	$0.17
Diluted Net (Loss) Income Per Share - Non-GAAP	$(0.16)	$(0.11)	$(0.12)	$(0.09)	$0.06	$0.16

Weighted Average Shares
Basic and Diluted Net Loss Share Count - GAAP	219.9	219.5	219.6	219.1	218.6	218.6
Basic Net Income Share Count - Non-GAAP	219.9	219.5	219.6	219.1	218.6	218.6
Diluted Net Income Share Count - Non-GAAP	219.9	219.5	219.6	219.1	221.6	221.6
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(1)	A reconciliation of GAAP and non-GAAP results is provided in the tables following the company's earnings release.

(2)	Reflects 1Q 2019 under ASC 606 compared to 1Q 2018 under ASC 605.

(3)	Reflects 1Q 2019 under ASC 605 compared to 1Q 2018 under ASC 605.

GAAP gross margin in the first quarter was 88 percent, compared to 84 percent in the first quarter last year. Non-GAAP gross margin in the first quarter was 89 percent, compared to 86 percent in the first quarter last year. The increase in both GAAP and non-GAAP gross margin is primarily related to the increase in revenue and lower costs of goods sold.

GAAP operating expenses increased 4 percent year-over-year driven primarily by restructuring costs and one-time adjustments related to the adoption of ASC 340. Non-GAAP operating expenses increased 3 percent year-over-year driven primarily by one-time adjustments related to the adoption of ASC 340, partially offset by lower employee-related costs.

Total GAAP spend (cost of revenue plus operating expenses) was $615 million, an increase of 2 percent compared to the first quarter last year, and was flat on a constant currency basis. Total non-GAAP spend was $531 million, an increase of 1 percent compared to the first quarter last year, and a decrease of 1 percent on a constant currency basis. The changes in both GAAP and non-GAAP total spend were primarily related to higher operating expenses noted above partially offset by lower costs of revenue.

GAAP operating margin was (10) percent compared to (25) percent in the first quarter last year. Non-GAAP operating margin was 5 percent compared to (8) percent in the first quarter last year. The changes in both GAAP and non-GAAP operating margin were primarily related to the increase in revenue, partially offset by higher spend.

The first quarter GAAP effective tax rate was 29 percent. The first quarter non-GAAP effective tax rate was 19 percent. Note: At this stage of the business model transition, small shifts in geographic profitability significantly impact the GAAP effective tax rate.

GAAP diluted net loss per share for the first quarter was $(0.38) and non-GAAP diluted net income per share for the first quarter was $0.06.

Business Outlook

The following are forward-looking statements based on current expectations and assumptions, and involve risks and uncertainties some of which are set forth below under "Safe Harbor Statement." Autodesk's business outlook for the second quarter and full year fiscal 2019 assumes, among other things, a continuation of the current economic environment and foreign currency exchange rate environment. A reconciliation between the GAAP and non-GAAP estimates for fiscal 2019 is provided below or in the tables following these prepared remarks.

Starting the first quarter of fiscal 2019, Autodesk reports its results under two new accounting standards. Revenue is now reported under Accounting Standard Codification ("ASC") 606 and sales commissions are now reported under ASC 340-40. We did not recast historical information as we elected to use the modified retrospective transition method. These new standards did not result in a change in timing or amount of revenue recognized for the majority of our maintenance and subscription offerings. However, we are required to capitalize and amortize sales commissions under the new standards. ASC 606 and ASC 340-40 do not affect cash flows or subscriptions.

Second Quarter Fiscal 2019

Q2 FY19 Guidance Metrics	Q2 FY19 under 606 (ending July 31, 2018)
Revenue (in millions)	$595 - $605
EPS GAAP	$(0.38) - $(0.35)
EPS non-GAAP (1)	$0.13 - $0.16
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(1) Non-GAAP earnings per diluted share excludes $0.27 related to stock-based compensation expense, between $0.16 related to GAAP-only tax charges, $0.05 related to restructuring and other facility exit costs, and $0.03 for the amortization of acquisition-related intangibles.

Full Year Fiscal 2019

FY19 Guidance Metrics	FY19 under 605 (ending January 31, 2019)	FY19 under 606 (ending January 31, 2019) (1)
Billings (in millions)	$2,720 - $2,820	$2,560 - $2,660 (2)
Revenue (in millions)	$2,495 - $2,545	$2,455 - $2,505 (3)
GAAP spend growth (cost of revenue plus operating expenses)	(2.5)% - (1.5)%	(2.5)% - (1.5)%
Non-GAAP spend growth (cost of revenue plus operating expenses) (4)	1 - 2%	1 - 2%
EPS GAAP	$(0.58) - $(0.40)	$(0.73) - $(0.55)
EPS non-GAAP (5)	$0.92 - $1.10	$0.77 - $0.95
Net subscription additions	500k - 550k	500k - 550k
Total ARR growth	29% - 31%	28% - 30%
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(1) The move to the new revenue standard results in a net reduction to revenue and EPS of approximately $40 million and $0.15 respectively, compared to what would have been recognized under ASC 605, and a reduction of approximately $20M in ARR.
(2) Billings guidance reflects the initial impact of the adoption of ASC 606. This adjustment does not impact cash flow.
(3) Excluding the impact of foreign currency exchange rates and hedge gains/losses, revenue guidance would be $2,420 - $2,470 million.
(4) Non-GAAP spend excludes $235 million related to stock-based compensation expense, $33 million related to restructuring and other facility exit costs, and $28 million for the amortization of acquisition-related intangibles.
(5) Non-GAAP earnings per diluted share excludes $1.08 related to stock-based compensation expense, $0.15 related to GAAP-only tax charges, $0.15 related to restructuring and other facility exit costs, $0.13 for the amortization of acquisition-related intangibles, and ($0.01) related to gains on strategic investments and dispositions.

The second quarter and full year fiscal 2019 outlook assume a projected annual effective tax rate of (68) percent and 19 percent for GAAP and non-GAAP results, respectively. Assumptions for the annual effective tax rate are regularly evaluated and may change based on the projected geographic mix of earnings. At this stage of the business model transition, small shifts in geographic profitability significantly impact the annual effective tax rate.

The majority of the euro, yen and Australian dollar denominated billings for our second quarter fiscal 2019 have been hedged. This hedging, along with deferred revenue locked-in through prior period billings hedges, will materially reduce the impact of currency fluctuations on our fourth quarter results.  However, over an extended period of time, currency fluctuations may increasingly impact our results.  We also hedge certain expenses as noted below. We hedge our net cash flow exposures using a four quarter rolling layered hedge program.  As such, a portion of the projected euro, yen, and Australian dollar denominated billings for the remainder of fiscal 2019 and through the second quarter of fiscal 2020 have been hedged.  The closer to the current time period, the more we are hedged.  See below for more details on our foreign currency hedging program.

Autodesk’s Foreign Currency Hedging Program and Calculation of Constant Currency Growth

Given continued foreign currency exchange rate volatility, we provide a brief summary of how we handle foreign currency exchange hedging as well as a description of how we calculate constant currency growth rates. A few points on our hedging program include:

•
We do not conduct foreign currency hedging for speculative purposes. The purpose of our hedging program is to reduce risk to foreign denominated cash flows and to partially reduce variability that would otherwise impact our financial results from currency fluctuations.

•
We utilize cash flow hedges on projected billings and certain projected operating expenses in major currencies. We hedge our net exposures using a four quarter rolling layered hedge. The closer to the current time period, the more we are hedged.

•
We designate cash flow hedges for deferred and non-deferred billings separately, and reflect associated gains and losses on hedging contracts in our earnings when respective revenue is recognized in earnings.

•
On a monthly basis, to mitigate foreign currency exchange rate gains/losses, we hedge net monetary assets and liabilities recorded in non-functional currencies on the books of certain USD functional entities where these exposures are purposefully concentrated.

•	From time to time, we hedge strategic exposures which may be related to acquisitions. Such hedges may not qualify for hedge accounting and are marked-to-market and reflected in earnings immediately.

•	The major currencies in our hedging program include the euro, yen, Swiss franc, British pound, Canadian dollar, and Australian dollar. The euro is the primary exposure for the company.

When we report period-over-period growth rate percentages on a constant currency basis, we attempt to represent the changes in the underlying business operations by eliminating fluctuations caused by changes in foreign currency exchange rates as well as eliminating hedge gains or losses recorded within the current and comparative period. However, when we calculate the foreign currency impact of exchange rates in the current and comparative period on our financial results (see table above in “Foreign Currency Impact” section) we include the U.S. Dollar impact of fluctuations in foreign currency exchange rates as well as the impact of gains and losses recorded as a result of our hedging program.

Glossary of Terms

Annualized Recurring Revenue (ARR): Represents the annualized value of our average monthly recurring revenue for the preceding three months. "Maintenance plan ARR” captures ARR relating to traditional maintenance attached to perpetual licenses. "Subscription plan ARR" captures ARR relating to subscription offerings. Refer to the definition of recurring revenue below for more details on what is included within ARR. Recurring revenue acquired with the acquisition of a business is captured when total subscriptions are captured in our systems and may cause variability in the comparison of this calculation.

ARR is currently one of our key performance metrics to assess the health and trajectory of our business. ARR should be viewed independently of revenue and deferred revenue as ARR is a performance metric and is not intended to be combined with any of these items.

Annualized Revenue Per Subscription (ARPS): Is calculated by dividing our annualized recurring revenue by the total number of subscriptions.

Billings: Total revenue plus the net change in deferred revenue from the beginning to the end of the period.

Cloud Service Offerings: Represents individual term-based offerings deployed through web browser technologies or in a hybrid software and cloud configuration. Cloud service offerings that are bundled with other product offerings are not captured as a separate cloud service offering.

Constant Currency (CC) Growth Rates: We attempt to represent the changes in the underlying business operations by eliminating fluctuations caused by changes in foreign currency exchange rates as well as eliminating hedge gains or losses recorded within the current and comparative periods. We calculate constant currency growth rates by (i) applying the applicable prior period exchange rates to current period results and (ii) excluding any gains or losses from foreign currency hedge contracts that are reported in the current and comparative periods.

Core business: Represents the combination of maintenance, product, and EBA.

Enterprise Business Agreements (EBAs): Represents programs providing enterprise customers with token-based access or a fixed maximum number of seats to a broad pool of Autodesk products over a defined contract term.

Free cash flow: Cash flow from operating activities minus capital expenditures.

Maintenance Plan: Our maintenance plans provide our customers with a cost effective and predictable budgetary option to obtain the productivity benefits of our new releases and enhancements when and if released during the term of their contracts. Under our maintenance plans, customers are eligible to receive unspecified upgrades when and if available, and technical support. We recognize maintenance revenue over the term of the agreements, generally between one and three years.

Other Revenue: Consists of revenue from consulting, training and other services, and is recognized over time as the services are performed. Other revenue also includes software license revenue from the sale of our discontinued perpetual licenses.

Product Subscription: Provide customers the most flexible, cost-effective way to access and manage 3D design, engineering, and entertainment software tools. Our product subscriptions currently represent a hybrid of desktop and SaaS functionality, which provides a device-independent, collaborative design workflow for designers and their stakeholders.

Recurring Revenue: Consists of the revenue for the period from our traditional maintenance plans and revenue from our subscription plan offerings. It excludes subscription revenue related to consumer product offerings, select Creative Finishing product offerings, education offerings, and third party products. Recurring revenue acquired with the acquisition of a business is captured when total subscriptions are captured in our systems and may cause variability in the comparison of this calculation.

Subscription Plan: Comprises our term-based product subscriptions, cloud service offerings, and enterprise business agreements (EBAs). Subscriptions represent a combined hybrid offering of desktop software and cloud functionality which provides a device-independent, collaborative design workflow for designers and their stakeholders. With subscription, customers can use our software anytime, anywhere, and get access to the latest updates to previous versions.

Subscription revenue: Includes subscription fees from product subscriptions, cloud service offerings, and enterprise business agreements (EBAs).

Total Deferred Revenue: Is calculated by adding together total short term, long term, and unbilled deferred revenue.

Total Subscriptions: Consists of subscriptions from our maintenance plans and subscription plan offerings that are active and paid as of the fiscal year end date. For certain cloud service offerings and enterprise business agreements (EBAs), subscriptions represent the monthly average activity reported within the last three months of the quarter end date. Total subscriptions do not include education offerings, consumer product offerings, select Creative Finishing product offerings, Autodesk Buzzsaw, Autodesk Constructware, and third party products. Subscriptions acquired with the acquisition of a business are captured once the data conforms to our subscription count methodology and when added, may cause variability in the comparison of this calculation.

Unbilled deferred revenue: Unbilled deferred revenue represents contractually stated or committed orders under early renewal and multi-year billing plans for subscription, services, license and maintenance for which the associated deferred revenue has not been recognized. Under ASC 606, unbilled deferred revenue is not included as a receivable or deferred revenue on our Consolidated Balance Sheet.

Safe Harbor Statement

These prepared remarks contain forward-looking statements that involve risks and uncertainties, including statements in the paragraphs under “Business Outlook” above, other statements about our short-term targets, statements regarding the impacts and results of our business model transition, expectations regarding the transition of product offerings to subscription and acceptance by our customers and partners of subscriptions, expectations for billings, revenue, subscriptions, spend, EPS and ARR, statements about the expansion of our market opportunity, statements about our restructuring activities, statements regarding the impact of ASC 606, and other statements regarding our strategies, market and product positions, performance and results. There are a significant number of factors that could cause actual results to differ materially from statements made in these remarks, including: failure to successfully manage transitions to new business models and markets, including: the introduction of additional ratable revenue streams and our continuing efforts to attract customers to our cloud-based offerings and expenses related to the transition of our business model; fluctuation in foreign currency exchange rates; the success of our foreign currency hedging program; failure to control our expenses; the success of our restructuring activities; our performance in particular geographies, including emerging economies; the ability of governments around the world to meet their financial and debt obligations, and finance infrastructure projects; weak or negative growth in the industries we serve; slowing momentum in subscription billings or revenues; difficulty in predicting revenue from new businesses and the potential impact on our financial results from changes in our business models; general market, political, economic and business conditions; any imposition of tariffs or trade barriers; the impact of non-cash charges on our financial results; failure to maintain our revenue growth and profitability; difficulties encountered in integrating new or acquired businesses and technologies; the inability to identify and realize the anticipated benefits of acquisitions; the financial and business condition of our reseller and distribution channels; dependence on and the timing of large transactions; failure to achieve sufficient sell-through in our channels for new or existing products; pricing pressure; unexpected fluctuations in our annual effective tax rate; significant effects of tax legislation and judicial or administrative interpretation of tax regulations, including the Tax Cuts and Jobs Act; the timing and degree of expected investments in growth and efficiency opportunities; the timing and degree of expected investments in growth and efficiency opportunities; changes in the timing of product releases and retirements; and any unanticipated accounting charges. Our estimates as to tax rate and the impact of the Tax Cuts and Jobs Act on our business are based on current tax law, including current interpretations of the Tax Cuts and Jobs Act, and could be affected by changing interpretations of the Act, as well as additional legislation and guidance around the Act.

Further information on potential factors that could affect the financial results of Autodesk are included in Autodesk's Annual Report on Form 10-K for the fiscal year ended January 31, 2018, which is on file with the U.S. Securities and Exchange Commission. Autodesk disclaims any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made.

Autodesk is a registered trademark of Autodesk, Inc., and/or its subsidiaries and/or affiliates in the USA and/or other countries. All other brand names, product names or trademarks belong to their respective holders. Autodesk reserves the right to alter product and services offerings, and specifications and pricing at any time without notice, and is not responsible for typographical or graphical errors that may appear in this document.

© 2018 Autodesk, Inc. All rights reserved.

Autodesk, Inc.
Reconciliation of GAAP financial measures to non-GAAP financial measures
(In millions, except per share data)

To supplement our consolidated financial statements presented on a GAAP basis, Autodesk provides investors with certain non-GAAP measures including non-GAAP gross margin, non-GAAP operating expenses, non-GAAP operating margin, non-GAAP net income, non-GAAP net income per share, and non-GAAP diluted shares used in per share calculation. These non-GAAP financial measures are adjusted to exclude certain costs, expenses, gains and losses, including stock-based compensation expense, CEO transition costs, restructuring (benefits) charges and other facility exit costs, amortization of developed technology, amortization of purchased intangibles, gain and loss on strategic investments and dispositions, and related income tax expenses. See our reconciliation of GAAP financial measures to non-GAAP financial measures herein. We believe these exclusions are appropriate to enhance an overall understanding of our past financial performance and also our prospects for the future, as well as to facilitate comparisons with our historical operating results. These adjustments to our GAAP results are made with the intent of providing both management and investors a more complete understanding of Autodesk's underlying operational results and trends and our marketplace performance. For example, non-GAAP results are an indication of our baseline performance before gains, losses or other charges that are considered by management to be outside our core operating results. In addition, these non-GAAP financial measures are among the indicators management uses as a basis for our planning and forecasting of future periods.

There are limitations in using non-GAAP financial measures because the non-GAAP financial measures are not prepared in accordance with generally accepted accounting principles and may be different from non-GAAP financial measures used by other companies. The non-GAAP financial measures are limited in value because they exclude certain items that may have a material impact upon our reported financial results. The presentation of this additional information is not meant to be considered in isolation or as a substitute for the directly comparable financial measures prepared in accordance with GAAP in the United States. Investors should review the reconciliation of the non-GAAP financial measures to their most directly comparable GAAP financial measures as provided in the tables accompanying this press release.

The following table shows Autodesk's non-GAAP results reconciled to GAAP results included in this release.

	Three Months Ended April 30,
	2018	2017
	(Unaudited)

GAAP cost of maintenance and subscription revenue	$50.4	$54.9
Stock-based compensation expense	(2.7)	(2.8)
Non-GAAP cost of maintenance and subscription revenue	$47.7	$52.1

GAAP cost of other revenue	$12.8	$18.6
Stock-based compensation expense	(0.8)	(1.1)
Non-GAAP cost of other revenue	$12.0	$17.5

GAAP amortization of developed technology	$3.6	$4.7
Amortization of developed technology	(3.6)	(4.7)
Non-GAAP amortization of developed technology	$—	$—

GAAP gross profit	$493.1	$407.5
Stock-based compensation expense	3.5	3.9
Amortization of developed technology	3.6	4.7
Non-GAAP gross profit	$500.2	$416.1

GAAP marketing and sales	$276.4	$255.7
Stock-based compensation expense	(24.0)	(26.4)
Non-GAAP marketing and sales	$252.4	$229.3

GAAP research and development	$172.8	$187.7
Stock-based compensation expense	(17.8)	(21.2)
Non-GAAP research and development	$155.0	$166.5

GAAP general and administrative	$72.9	$78.3
Stock-based compensation expense	(9.1)	(7.5)
CEO transition costs (1)	—	(11.0)
Non-GAAP general and administrative	$63.8	$59.8

GAAP amortization of purchased intangibles	$3.8	$5.7
Amortization of purchased intangibles	(3.8)	(5.7)
Non-GAAP amortization of purchased intangibles	$—	$—

GAAP restructuring charges (benefits) and other facility exit costs, net	$22.5	$(0.3)
Restructuring charges (benefits) and other facility exit costs, net	(22.5)	0.3
Non-GAAP restructuring charges (benefits) and other facility exit costs, net	$—	$—

GAAP operating expenses	$548.4	$527.1
Stock-based compensation expense	(50.9)	(55.1)
Amortization of purchased intangibles	(3.8)	(5.7)
CEO transition costs (1)	—	(11.0)
Restructuring charges (benefits) and other facility exit costs, net	(22.5)	0.3
Non-GAAP operating expenses	$471.2	$455.6

GAAP spend	$615.2	$605.3
Stock-based compensation expense	(54.4)	(59.0)
Amortization of developed technology	(3.6)	(4.7)
Amortization of purchased intangibles	(3.8)	(5.7)
CEO transition costs (1)	—	(11.0)
Restructuring charges (benefits) and other facility exit costs, net	(22.5)	0.3
Non-GAAP spend	$530.9	$525.2

GAAP loss from operations	$(55.3)	$(119.6)
Stock-based compensation expense	54.4	59.0
Amortization of developed technology	3.6	4.7
Amortization of purchased intangibles	3.8	5.7
CEO transition costs (1)	—	11.0
Restructuring charges (benefits) and other facility exit costs, net	22.5	(0.3)
Non-GAAP income (loss) from operations	$29.0	$(39.5)

GAAP interest and other expense, net	$(8.5)	$(1.8)
Gain on strategic investments and dispositions	(2.7)	(5.7)
Non-GAAP interest and other expense, net	$(11.2)	$(7.5)

GAAP provision for income taxes	$(18.6)	$(8.2)
Discrete GAAP tax items	—	(7.6)
Income tax effect of non-GAAP adjustments	15.2	28.0
Non-GAAP (provision) benefit for income tax	$(3.4)	$12.2

GAAP net loss	$(82.4)	$(129.6)
Stock-based compensation expense	54.4	59.0
Amortization of developed technology	3.6	4.7

Amortization of purchased intangibles	3.8	5.7
CEO transition costs (1)	—	11.0
Restructuring charges (benefits) and other facility exit costs, net	22.5	(0.3)
Gain on strategic investments and dispositions	(2.7)	(5.7)
Discrete GAAP tax items	—	(7.6)
Income tax effect of non-GAAP adjustments	15.2	28.0
Non-GAAP net income (loss)	$14.4	$(34.8)

GAAP diluted net loss per share (2)	$(0.38)	$(0.59)
Stock-based compensation expense	0.25	0.27
Amortization of developed technology	0.02	0.02
Amortization of purchased intangibles	0.02	0.03
CEO transition costs (1)	—	0.04
Restructuring charges and other facility exit costs, net	0.09	—
Gain on strategic investments and dispositions	(0.01)	(0.03)
Discrete GAAP tax items	—	(0.03)
Income tax effect of non-GAAP adjustments	0.07	0.13
Non-GAAP diluted net income (loss) per share (2)	$0.06	$(0.16)

GAAP diluted shares used in per share calculation	218.6	219.9
Shares included in non-GAAP net income per share, but excluded from GAAP net loss per share as they would have been anti-dilutive	3.0	—
Non-GAAP diluted weighted average shares used in per share calculation	221.6	219.9
____________________

(1)
CEO transition costs include stock-based compensation of $7.8 million related to the acceleration of eligible stock awards in the three months ended April 30, 2017. CEO transition costs also include severance payments, legal fees incurred with the CEO transition and recruiting costs related to the search for a new CEO.

(2)	Net income (loss) per share was computed independently for each of the periods presented; therefore the sum of the net loss per share amount for the quarters may not equal the total for the year.

	Q1 FY18	Q2 FY18	Q3 FY18	Q4 FY18	Q1 FY19
	(Unaudited)
GAAP gross margin	84%	85%	85%	87%	88%
Stock-based compensation expense	1%	1%	1%	1%	1%
Amortization of developed technology	1%	1%	1%	1%	1%
Non-GAAP gross margin (2)	86%	87%	86%	88%	89%

Operating expenses - GAAP	$527	$535	$538	$663	$548
Stock-based compensation expense	(55)	(55)	(61)	(58)	(51)
Amortization of purchased intangibles	(6)	(5)	(5)	(5)	(4)
CEO transition costs (1)	(11)	(11)	—	—	—
Restructuring charges and other facility exit costs, net	—	(1)	—	(94)	(23)
Operating expenses - Non-GAAP (2)	$456	$464	$472	$506	$471

GAAP spend	$605	$609	$615	$736	$615
Stock-based compensation expense	(59)	(59)	(65)	(62)	(54)
Amortization of developed technology	(5)	(4)	(4)	(4)	(4)
Amortization of purchased intangibles	(6)	(5)	(5)	(5)	(4)
CEO transition costs (1)	(11)	(11)	—	—	—
Restructuring charges and other facility exit costs, net	—	(1)	—	(94)	(23)
Non-GAAP spend (2)	$525	$531	$542	$571	$531

GAAP operating margin	(25)%	(21)%	(19)%	(33)%	(10)%
Stock-based compensation expense	12%	12%	13%	11%	10%
Amortization of developed technology	1%	1%	1%	1%	1%
Amortization of purchased intangibles	1%	1%	1%	1%	1%
CEO transition costs (1)	2%	2%	—%	—%	—%
Restructuring charges and other facility exit costs, net	—%	—%	—%	17%	4%
Non-GAAP operating margin (2)	(8)%	(6)%	(5)%	(3)%	5%

GAAP basic and diluted net loss per share	$(0.59)	$(0.66)	$(0.55)	$(0.79)	$(0.38)
Stock-based compensation expense	0.27	0.27	0.30	0.28	0.25
Amortization of developed technology	0.02	0.02	0.02	0.02	0.02
Amortization of purchased intangibles	0.03	0.02	0.02	0.02	0.02
CEO transition costs (1)	0.04	0.05	—	—	—
Restructuring charges and other facility exit costs, net	—	—	—	0.43	0.09
Gain on strategic investments and dispositions	(0.03)	0.07	0.01	0.03	(0.01)
Discrete GAAP tax provision items	(0.03)	—	(0.01)	(0.05)	—
Income tax effect of non-GAAP adjustments	0.13	0.12	0.09	(0.03)	0.07
Non-GAAP basic and diluted net (loss) income per share	$(0.16)	$(0.11)	$(0.12)	$(0.09)	$0.06

GAAP diluted weighted average shares used in per share calculation	219.9	219.5	219.6	219.1	218.6
Shares included in non-GAAP net income per share, but excluded from GAAP net loss per share as they would have been anti-dilutive	—	—	—	—	3.0
Non-GAAP diluted weighted average shares used in per share calculation	219.9	219.5	219.6	219.1	221.6
____________________

(1)
CEO transition costs include stock-based compensation of $16.4 million related to the acceleration of eligible stock awards during the fiscal year ended January 31, 2018. CEO transition costs also include severance payments, legal fees incurred with the CEO transition and recruiting costs related to the search for a new CEO.

(2)	Totals may not sum due to rounding.